Mail Stop 6010



      June 10, 2005



Mr. Robert J. Halliday
Chief Accounting Officer
Varian Semiconductor Equipment Associates, Inc.
35 Dory Road
Gloucester, MA 01930-2297


	RE:	Varian Semiconductor Equipment Associates, Inc.
Form 10-K for the Fiscal Year Ended October 1, 2004
Forms 10-Q for the Fiscal Quarters Ended December 31, 2004 and
April
1, 2005
File No. 000-25395

Dear Mr. Halliday:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Robert J. Halliday
Varian Semiconductor Equipment Associates, Inc.
May 2, 2005
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